Exhibit 10(nnn)

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made between Quaker Chemical Corporation and SB Decking, Inc. on the one hand, and Hartford Accident & Indemnity Company (“Hartford A&I”) on the other hand. Collectively, Quaker Chemical Corporation, SB Decking, Inc. and Hartford A&I are referred to as the “Parties”.

RECITALS

WHEREAS, Hartford A&I issued or is alleged to have issued certain insurance policies to SB Decking, Inc. (the “Policies,” as more fully defined below); and

WHEREAS, SB Decking, Inc. has been named as a defendant in numerous actions involving Asbestos Claims (as defined below), and it anticipates that it will be named in additional Asbestos Claims in the future; and

WHEREAS, SB Decking, Inc. has made certain requests to Hartford A&I for insurance coverage in connection with Asbestos Claims under the Policies; and

WHEREAS, for many years, under a reservation of rights, Hartford A&I has provided a defense and paid indemnity under the Policies for Asbestos Claims; and

WHEREAS, SB Decking, Inc. and Hartford A&I disagree over the extent to which the Policies afford coverage for Asbestos Claims (the “Coverage Disputes”); and

WHEREAS, the Parties, without admitting in any way the validity of the positions or arguments advanced by the other side, now find it in their respective best interests to settle, resolve and compromise their Coverage Disputes and other coverage disputes amicably and to provide for the releases contained herein; and

WHEREAS, this Agreement represents a good faith compromise of the Parties’ Coverage Disputes and not an agreement as to the merits of their respective claims, defenses, and positions, all of which they maintain; and

WHEREAS, the Parties have each received the advice of counsel in the preparation, drafting, and execution of this Agreement, which was negotiated at arms’ length; and

WHEREAS, the Settlement Payments (as defined below) represent fair value for the release of the Policies and are a good faith estimate of the total amount that Hartford A&I could otherwise become obligated to pay on behalf of SB Decking (as defined below) and/or Quaker (as defined below) for any and all Claims (as defined below), including without limitation Asbestos Claims, under the Policies;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement only, the following defined terms shall have the following meanings. The singular shall include the plural and vice-versa.

1.1 “Asbestos Claim” means any Claim alleging personal injury, bodily injury, mental injury, mental anguish, shock, sickness, disease, disability, or death or the fear or apprehension thereof, property damage, loss of use, financial loss, loss of consortium, or seeking compensation for the cost of medical monitoring or screening, or seeking relief of any kind for any other injury, damage or condition of any kind or sort whatsoever, arising out of, caused by or related to, in whole or in part, directly or indirectly, the manufacture, sale, handling, distribution, installation, repair, removal or use of asbestos or asbestos-containing products or material, or any conduct that results or is alleged to result in the exposure to asbestos or asbestos-containing material, alone or in combination with any other dust, mineral, fiber, substance or material, including without limitation any Claim arising out of actual, threatened or alleged exposure to asbestos (alone or in combination with any other dust, mineral, fiber, substance or material), any Claim seeking the removal, repair, abatement or replacement of asbestos or asbestos-containing material, any Claim arising out of the alleged failure to produce an asbestos-free product, and any Claim based on or arising out of any theory of liability or basis of recovery based upon, growing out of or related to asbestos or any asbestos-containing product, whether the injury associated with such Claim falls within or outside of the definitions of Products Hazard or Completed Operations Hazard, or their equivalents, contained in the Policies.

1.2 “Claim” means any past, present, or future claim, demand, action, cause of action, suit or liability of any kind or nature whatsoever, whether at law or in equity, known or unknown, asserted or unasserted, anticipated or unanticipated, accrued or unaccrued, fixed or contingent, which has been or may be asserted by or on behalf of any Person, whether seeking damages (including compensatory, punitive or exemplary damages) or equitable, mandatory, injunctive, or any other type of relief, including cross-claims, counterclaims, third-party claims, suits, lawsuits, administrative proceedings, notices of liability or potential liability, arbitrations, actions, rights, requests, causes of action or orders, and including without limitation

Asbestos Claims and any “Claim” as that term is defined in United States Bankruptcy Code, 11 U.S.C. § 101(5) and “future demands” as that term is defined in United States Bankruptcy Code, 11 U.S.C. § 524(g)(5).

1.3 “Claims Account” means an account owned by SB Decking and established by SB Decking at a financial institution in Philadelphia, Pennsylvania that is acceptable to all Parties.

1.4 “Effective Date” means the date the last signature of the Parties is placed hereon, and this Agreement shall be effective as of such date.

1.5 “Hartford” means Hartford A&I, The Hartford Financial Services Group, Inc., and all of their respective past or present corporate parents, subsidiaries, affiliates and divisions, and all of their respective past, present, and future directors, officers, principals, employees, agents, representatives, attorneys, joint ventures, predecessors, successors, beneficiaries, grantees, vendees, transferees and assigns, and all other Persons acting on their behalf with respect to the events, transactions, or occurrences that are the subject of this Agreement. The corporate Persons currently within the definition of “Hartford” are listed on Exhibit 1.

1.6 “Indemnified Claim” means any Claim, whether based in tort, contract or any other theory of recovery, seeking any type of damages or relief, made by any Person against Hartford seeking amounts that are allegedly owed under the Policies in addition to the Settlement Amount and amounts that have previously been paid by Hartford under the Policies, except that an Indemnified Claim shall not include Claims for coverage that has been preserved under Section 4.3 of this Agreement.

1.7 “Non-Insurance Assets” means all of the assets of SB Decking except the proceeds of any insurance policies that provide insurance coverage to SB Decking, including the payments required by Section 2.1 of this Agreement, or the proceeds of any loan from Quaker to SB Decking.

1.8 “Person” means any individual, group of individuals, corporation, partnership, association, trust or estate (or beneficiary thereof), government agency or other organization or entity, and any successor in interest, heir, guardian, executor, administrator, trustee, trustee in bankruptcy, or receiver of any person or entity.

1.9 “Policies” means all general liability, umbrella liability or excess liability, or any other insurance policies, known or unknown, issued or alleged to have been issued prior to the Effective Date by Hartford to SB Decking and/or Quaker or under which SB Decking and/or Quaker is insured or may claim to be insured or entitled to benefits, including without limitation, the policies listed on Exhibit 2.

1.10 “Retained Counsel” means counsel selected to defend an Indemnified Claim pursuant to Section 5.2 of this Agreement.

1.11 “Settlement Amount” means the sum total of the payments identified to be made by Hartford A&I pursuant to Section 2.1 of this Agreement.

1.12 “SB Decking” means SB Decking, Inc., formerly known as Selby Battersby & Co., and all of its past or present corporate parents, subsidiaries, affiliates and divisions, and all of its respective past, present, and future directors, officers, principals, employees, agents, representatives, attorneys, joint ventures, predecessors, successors, beneficiaries, grantees, vendees, transferees and assigns, and all other Persons acting on its behalf with respect to the events, transactions, or occurrences that are the subject of this Agreement.

1.13 “Quaker” means Quaker Chemical Corporation and all of its past or present corporate parents, subsidiaries, affiliates and divisions, and all of its respective past, present, and future directors, officers, principals, employees, agents, representatives, attorneys, joint ventures, predecessors, successors, beneficiaries, grantees, vendees, transferees and assigns, and all other Persons acting on its behalf with respect to the events, transactions, or occurrences that are the subject of this Agreement.

2. Payments to SB Decking, Inc.

2.1 Hartford A&I shall make payments to SB Decking, Inc, totaling Fifteen Million Dollars ($15,000,000) (the “Settlement Amount”) in the following amounts at the following times:

a. Within fifteen days after the Effective Date, the sum of Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the “First Settlement Payment”); and

b. Subject to the provisions of Section 8, within three hundred and eighty (380) days after the Effective Date, the sum of Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the “Second Settlement Payment”).

2.2 The Parties agree, subject to Section 4.3, that: (a) the Settlement Amount is the total amount that Hartford ever will be obligated to pay to Quaker, SB Decking, or any other Person under or arising out of the Policies in connection with any Claim, including without limitation Asbestos Claims; (b) Hartford is not acting as a volunteer in paying the Settlement Amount pursuant to this Agreement; and (c) the Settlement Amount is based on a compromise reached through arms-length negotiations and represents fair value for the releases provided for in Section 4 of this Agreement.

3. The Claims Account

3.1 The Settlement Payments shall be made by check, on or before the due date, to the Claims Account. The Claims Account shall be a conservative, high quality interest-bearing investment account and, except as set forth in Sections 3.2 and 3.4 below, shall be used solely to pay defense and indemnity costs incurred by or on behalf of SB Decking or Quaker in connection with Asbestos Claims arising out of the business of SB Decking.

3.2 If it ever becomes clear that, while funds remain in the Claims Account, neither SB Decking nor Quaker will have any future obligation to pay defense or indemnity costs in connection with Asbestos Claims (a circumstance that the Parties agree is very unlikely to occur), the funds then remaining in the Claims Account may be used to reimburse Quaker or SB Decking for any amounts expended by them that would have been eligible for insurance coverage under the Policies.

3.3 The Claims Account shall be closed upon the exhaustion of the account or the expiration of 15 years from the Effective Date, whichever occurs first.

3.4 The Parties agree that the Settlement Amount represents a good faith estimate of the total amount that Hartford could otherwise become obligated to pay under the Policies in connection with Asbestos Claims. If it appears at the time the Claims Account is closed that any sums remaining in the account may be needed to pay defense or indemnity costs in connection with Asbestos Claims or other Claims that would have been eligible for coverage under the Policies, then SB Decking shall use the remaining sums for such purposes. If, however, there are sums remaining in the Claims Account at the time that it is closed, and it should at any time thereafter become clear that there is only a remote possibility that such sums will ever be needed to pay defense or indemnity costs in connection with Asbestos Claims or other Claims that would have been eligible for coverage under the Policies (a contingency that the Parties to this Agreement believe is very unlikely to occur), such sums may then be used by SB Decking for any purpose.

4. Releases.

4.1 SB Decking, Quaker and Hartford each separately, fully, finally and completely, to the full extent that the Parties have the right, power or authority to do so, releases, remises, acquits and forever discharges each other from, and covenants not to sue each other regarding, any and all past, present and future Claims of any kind, whether actual or alleged, known or unknown, accrued or unaccrued, existing or potential, or suspected or unsuspected, in connection with, relating to, or arising out of, in any manner or fashion, the Policies, including without limitation,:

a.	Claims related to Asbestos Claims,

b.	Claims for breach of contract,

c.	Claims for indemnity, contribution, subrogation, equitable allocation, apportionment, or reimbursement that SB Decking and Quaker may have, either in their own right or by acquisition from another insurer, and

d.	Claims for bad faith, extra-contractual damages, violation of an alleged duty of good faith and fair dealing, or comparable statutory Claim relating to Policies, including (1) any such Claim arising out of or relating to Hartford’s handling of SB Decking’s or Quaker’s requests for insurance coverage for any Claims, including without limitation any Asbestos Claims or (2) the conduct of the Parties with regard to the negotiation of this Agreement, whether such Claims seek compensatory damages, punitive damages, exemplary damages, statutorily multiplied damages, attorneys’ fees, interest, costs or any other type of relief.

4.2 The Parties understand that Claims that have been made or may be asserted against SB Decking and/or Quaker may increase or decrease in amount or severity over time, that Claims asserted against SB Decking and/or Quaker may include progressive, cumulative, unknown and/or unforeseen elements, and that there may be hidden, unknown and unknowable damages, defense expenses or other costs related to such Claims. Nonetheless, the Parties, and SB Decking, Quaker, and Hartford, to the full extent that the Parties have the right, power or authority to bind them, irrevocably and knowingly agree that the releases contained in this Section 4 include a full, complete and irrevocable release and discharge from all known or unknown rights or Claims under the Policies. In furtherance of this express intent, the Parties, and SB Decking, Quaker, and Hartford, to the full extent that the Parties have the right, power or authority to bind them, expressly waive any and all rights they may have under any contract, statute, code, regulation, ordinance or the common law that may limit or restrict the effect of a general release of Claims not known or suspected to exist in its favor at the time of the execution of the Agreement. The Parties, and SB Decking, Quaker, and Hartford, to the full extent that the Parties have the right, power or authority to bind them, expressly assume the risk that acts, omissions, matters, causes or things may have occurred or will occur that it does not know and does not suspect to exist.

4.3 Notwithstanding any provision of this Agreement to the contrary, the coverage provided by Insuring Agreement I.A of Worker’s Compensation and Employer’s Liability policies that Hartford issued to SB Decking (or the substantially equivalent provision, however titled, providing compensation and other benefits required of the insured by worker’s compensation law) shall not be impaired by this Agreement.

4.4 Subject to the provisions of Sections 6 and 7 of this Agreement, each Party expressly reserves any and all rights, positions and defenses it may have against any Person not a Party to this Agreement with respect to the matters addressed in this Agreement. Nothing in this Agreement is intended to release any reinsurance claim that Hartford has made or may make in the future.

4.5 The release set forth in Section 4 is not intended to, and shall not, extend to or otherwise release or discharge any rights, privileges, benefits, duties, or obligations of any of the Parties arising under this Agreement.

4.6 The Parties acknowledge, warrant, and represent that they are aware of and familiar with section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Parties further acknowledge, warrant, and represent that the effect and import of California Civil Code section 1542 has been fully explained to them by their attorneys, and that, after consultation with their attorneys, they herein expressly waive and relinquish all rights and benefits which they may have under California Civil Code section 1542 or the law of any other state or jurisdiction, or common law principle to the same or similar effect.

5. Indemnification.

5.1 SB Decking, Inc. (which, for purposes of this section 5 only shall include any successor to SB Decking, Inc.), to the extent of its Non-Insurance Assets, shall defend, indemnify, protect, save, and hold harmless Hartford from and against any Indemnified Claim.

5.2 In connection with any Indemnified Claim, Hartford, upon consultation with SB Decking Inc. and subject to SB Decking Inc.’s consent, which shall not be unreasonably withheld, shall have the right to choose Retained Counsel. SB Decking, Inc. shall acknowledge its responsibility to indemnify for the Indemnified Claim to the extent of its Non-Insurance Assets, and it shall have the right, following consultation with and consideration of the views of Hartford, to direct and control the defense and determine defense strategy, subject to the following limitations: (a) SB Decking, Inc. may not take any position with respect to insurance coverage in Hartford’s name without Hartford’s written consent in advance, and SB Decking, Inc. shall provide copies of all pleadings and briefs filed on behalf of Hartford in advance of filing; (b) SB Decking, Inc. shall indicate that all pleadings, briefs, discovery responses and other filings are filed by SB Decking, Inc. as indemnitor of Hartford, and that the positions taken are those of SB Decking, Inc. not Hartford; and (c) SB Decking, Inc. shall not agree to provide any information or documents from Hartford, nor produce any Hartford witness for testimony or deposition, without Hartford’s written consent in advance, which consent shall not be unreasonably withheld. SB Decking, Inc. shall have the right to settle or compromise any Indemnified Claim for which it is paying the entire settlement amount, subject to input from and consideration of the views of Hartford, and provided that such settlement does not adopt or signify acquiescence in any insurance policy interpretations or coverage theories. Nothing in this paragraph shall constitute a waiver of Hartford’s attorney-client privilege.

5.3 SB Decking, Inc. shall, to the extent of its Non-Insurance Assets, pay all defense costs incurred by Retained Counsel in connection with any Claim indemnified under Section 5.1 of this Agreement and shall pay all settlement and judgments entered in connection with such Claims.

5.4 Sections 5.2 and 5.3 shall not apply if SB Decking Inc. does not have Non-Insurance Assets with which to defend, indemnify, protect, save, and hold harmless Hartford from and against any Indemnified Claim. Moreover, notwithstanding any other provision of this Section 5 to the contrary, Hartford shall have the right to assume at its own expense its defense in any Indemnified Claim. In that event, Hartford shall control its defense and the settlement or compromise of the Indemnified Claim (except that if Hartford settles or compromises an Indemnified Claim without the consent of SB Decking, Inc., which may not unreasonably be withheld, SB Decking, Inc. shall have no obligation to indemnify Hartford for such settlement or compromise). Subject to the foregoing, Hartford’s assumption of its defense shall not act as a waiver or release of SB Decking Inc.’s obligations with respect to any Indemnified Claim.

5.5 Quaker Chemical Corporation (and any successor to Quaker Chemical Corporation) shall indemnify and hold Hartford harmless from Claims by any Person that are the result of the actual (i.e., in fact, as opposed to alleged) use of the Claims Account in a manner inconsistent with Section 3 of this Agreement.

5.6 Quaker Chemical Corporation’s (or its successor’s) obligation to indemnify and hold Hartford harmless under Section 5.5 of this Agreement shall arise only upon a final judgment or award that is not subject to further appeal by a court or arbitrator(s), in a proceeding to which Quaker Chemical Corporation or its successor is a party, of Hartford’s liability to a Person(s) that is the result of the actual use of the Claims Account in a manner inconsistent with Section 3 of this Agreement. Upon the entry of such a final judgment or award, Quaker Chemical Corporation (or its successor) shall indemnify and hold Hartford harmless against: (1) all of Hartford’s reasonable costs, including but not limited to attorney’s fees, of defending against liability that is the result of the actual use of the Claims Account in a manner inconsistent with Section 3 of this Agreement; and, (2) the judgment or award entered against Hartford, or reasonable settlement made by Hartford, for liability that is the result of the actual use of the Claims Account in a manner inconsistent with Section 3 of this Agreement.

6. Contribution Claims By Other Insurers and Judgment Reduction.

6.1 In the event that SB Decking and/or Quaker seek coverage for any Claim from another insurer and such insurer claims a right of contribution or indemnity from Hartford under the Policies, Hartford, SB Decking and Quaker will take the position that the releases set forth in this Agreement extinguish any such right of contribution or indemnity against Hartford. Hartford will also not oppose the position that such other insurer, at most, is entitled only to credit against obligations that it would otherwise owe to SB Decking and/or Quaker for amounts that would otherwise have been owed by Hartford under the Policies only to the extent that such amounts remain available from the proceeds of this Settlement. In the event that it is finally established by a final judgment from which no further appeal is possible that another insurer is entitled to obtain contribution or indemnification from Hartford under the Hartford Policies for some portion of amounts that such other insurer has become obligated under its insurance policies to pay to SB Decking or Quaker, SB Decking and/or Quaker will reduce the amount of any judgment obtained against such other insurer to the extent of any amount Hartford has been adjudged liable to pay to such other insurer by way of contribution or indemnity. To ensure that such a reduction is accomplished, Hartford shall be entitled to assert this Section 6 as an additional defense to any action that may be brought against it by other insurers and to request that the court or appropriate tribunal issue such orders as are appropriate to protect Hartford’s rights under this Agreement and applicable law.

7. Contribution/Indemnification Claims.

7.1 SB Decking and Quaker agree that they will use their best efforts to obtain an agreement from any insurers with which either of them in the future may enter into any settlement agreement regarding Asbestos Claims against SB Decking and/or Quaker that such settling insurer will not seek indemnification, contribution, subrogation or similar relief from Hartford.

7.2 Contribution Claims By Hartford: Hartford agrees that it will not seek contribution or indemnification from any other insurer (other than a Hartford reinsurer) for any amounts that it has paid for Asbestos Claims against SB Decking and/or Quaker in the past or pursuant to this Settlement unless such other insurer asserts claims for contribution or indemnity against Hartford with respect to amounts that such other insurer has paid under its insurance policies for Asbestos Claims against SB Decking and/or Quaker, and then only to that extent. Quaker and SB Decking agree to seek a similar commitment from any of their other insurers with which they make a future settlement.

8. Condition Subsequent: The Parties acknowledge that the United States Congress is currently considering legislation (hereinafter the “Federal Asbestos Legislation”) that, if enacted, would impact the Asbestos Lawsuits and that would require Hartford to make certain payments into a trust established for the benefit of asbestos-related bodily injury claimants that Hartford would not be entitled to reduce by reason of the Seven Million Five Hundred Thousand Dollars ($7,500,000) payment that Hartford is scheduled to make 380 days after the Effective Date of this Agreement (hereinafter the “Second Payment”). The Parties acknowledge that at the present time it appears unlikely that the Federal Asbestos Legislation will be enacted into law prior to 380 days after the Effective Date of this Agreement. Nonetheless, if the President of the United States signs the Federal Asbestos Legislation into law prior to that date:

(i)	Hartford’s obligation to make the Second Payment will be cancelled; and

(ii)	the Parties expressly agree that all other terms and conditions of this Agreement, including, without limitation, the releases set forth in Section 3 shall not be affected by such Federal Asbestos Legislation or any amendment thereto.

9. Confidentiality.

9.1 This Agreement and all of its terms, and all documents, discussions and negotiations leading or related to it shall be and remain confidential and shall not be disclosed to any non-Party, except that such disclosures may be made by:

a. Hartford in connection with reinsurance Claims and obligations in connection with the subject matter of this Agreement;

b. Quaker and SB Decking in connection with Claims against, or settlement negotiations with, other insurers relating to insurance coverage for Asbestos Claims; provided, however, that disclosure shall be made only upon such insurer executing an agreement or becoming subject to a court order requiring such insurer to maintain the disclosed information as confidential;

c. Any Party to their respective auditors, regulators and lenders as deemed reasonably necessary;

d. Any Party as required by law, including but not limited to the securities laws of the United States or any state thereof, or as ordered by a court of competent jurisdiction;

e. Any Party with the written consent of the other;

f. Any Party, in an action to enforce the terms of this Agreement against another Party, provided that a protective order or confidentiality agreement is entered in advance to limit disclosure of the terms of the Agreement.

9.2 Any Party making a disclosure pursuant to Section 9.1.c shall notify the Person receiving the information that the information is confidential and, to the extent reasonably practicable, shall obtain a commitment from that Person to maintain its confidentiality.

9.3 In the event any Party believes disclosure is or may be required by law under Section 9.1.d., it shall give the other Party at least thirty (30) days written notice before disclosing the information, unless the Party is required by law or court order to provide earlier disclosure, in which case notice shall be provided as soon as possible.

9.4 This confidentiality provision is a material term of this Agreement and is a significant inducement to the Parties to enter the Agreement.

10. Representations and Warranties.

10.1 Each Party represents and warrants that it has full power and authority to enter into and deliver this Agreement; that each individual signing this Agreement on behalf of the Party is fully authorized to do so; that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or right surrendered by virtue of this Agreement; and that this Agreement is enforceable in accordance with its terms.

10.2 Each Party further represents and warrants on its own behalf that:

a. It is a corporation duly organized and validly existing in good standing under the laws of one of the states of the United States of America;

b. It has taken all necessary corporate and internal legal actions to duly approve the making and performance of this Agreement and that no further corporate or other internal approval is necessary;

c. The making and performance of this Agreement will not violate any provision of law, or its articles of incorporation, charter or by-laws; and

d. It has read this entire Agreement and (i) knows and understands the contents thereof, (ii) knows that the terms are contractual and not merely recitals, (iii) has signed this Agreement of its own free will, and (iv) has obtained and relied on advice of legal counsel.

10.3 Quaker represents and warrants that it knows of no entity entitled or which claims to be entitled to coverage under the Policies except those entities that have released Hartford under Section 4 of this Agreement.

10.4 Quaker and SB Decking represent and warrant that they shall use the Claims Account solely to pay defense and indemnity costs incurred by or on behalf of SB Decking or Quaker in connection with Asbestos Claims arising out of the business of SB Decking, or as is otherwise permitted by Section 3 of this Agreement.

11. Reliance on Representations. Each of the Parties acknowledges that, but for the provision of each of the warranties, representations, and acknowledgments set forth herein, neither of the Parties would enter into this Agreement.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and, subject to any provisions restricting assignment, to their successors and assigns.

13. No Admission. This Agreement is intended to be and is a commercial accommodation among the Parties. Nothing in this Agreement, nor in the payment or receipt of the Settlement Amount under this Agreement, shall be construed as an admission by any Party of liability or of any duties, rights or obligations under the Policies. Nothing in this Agreement shall be construed as signifying acquiescence in, admission of or acceptance by any Party of another Party’s claims, defenses, arguments, positions, or interpretations.

14. Agreement Inadmissible. Any evidence of the terms, negotiations or discussions associated with this Agreement shall be inadmissible in any action or proceeding for purposes of establishing any rights, duties, or obligations of the Parties, except in (i) an action or proceeding to enforce the terms of this Agreement, or (ii) any possible action or proceeding between Hartford and any of its reinsurers. This Agreement shall not be used, as evidence or in any other manner, in any court or dispute resolution proceeding to create, prove or interpret Hartford obligations under any insurance policy issued to SB Decking or to any other Person.

15. No Precedential Value. The compromise reflected in this Agreement shall be without precedential value and is not intended to be, nor shall it be, construed as an interpretation of any insurance policy.

16. Entire And Integrated Agreement. This Agreement, together with any exhibits hereto, is intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties with respect to the subject matters contained herein.

17. Headings. The section titles, captions, and headings contained in this Agreement are inserted only as a matter of convenience and for reference, and shall in no way be construed to define, limit, or extend the scope of this Agreement or the effect of any of its provisions.

18. Amendments. Neither this Agreement nor any term set forth herein may be changed, waived, discharged, or terminated orally or in writing, except by a writing signed by all of the Parties, and the observance of any such term may be waived (either generally or in a particular instance either retroactively or prospectively) by a writing signed by the Parties against whom such waiver is to be asserted.

19. Severability. If any provisions of this Agreement, or the application thereof, shall for any reason or to any extent be construed by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, and application of such provisions to other circumstances, shall remain in effect and be interpreted so as best to reasonably effect the intent of the Parties. Notwithstanding the foregoing, if the releases set forth in Section 4, or the indemnification obligations set forth in Section 5 are found to be unenforceable or invalid by a court of competent jurisdiction, then it shall be the intent of the Parties that such invalidity or unenforceability shall be cause for rescission of the entire Agreement at the election of the Party whose interests are injured by the finding of invalidity or unenforceability.

20. No Waiver. Neither the waiver by a Party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Party, on one or more occasion, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.

21. Attorneys’ Fees, Costs and Expenses. Each of the Parties shall bear its own costs, attorneys’ fees, and expenses in connection with the matters set forth in this Agreement, including the negotiation and preparation of this Agreement.

22. Assignment. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld; provided, however, that this provision shall not require such prior written consent for an assignment by a Party hereto by merger, consolidation, or operation of law.

23. No Benefits to Third Parties. This Agreement is intended to confer rights and benefits only on SB Decking, Quaker and Hartford. No other Person shall have any legally enforceable rights or benefits under this Agreement, except for the Parties’ respective successors and assigns as permitted hereunder, and except to the extent the releases set forth in this Agreement inure to the benefit of Persons not signatories hereto.

24. Third-Party Challenge to Agreement. In the event that any action or proceeding of any type whatsoever is commenced or prosecuted by any Person not a Party hereto to invalidate, interpret, or prevent the validation, enforcement, or carrying out of all or any of the provisions of this Agreement, the Parties mutually agree, represent, warrant, and covenant to cooperate fully in opposing such action or proceeding.

25. Additional Necessary Documents. The Parties agree to execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement, or to evidence anything contained herein.

26. Written Notice. All notices, demands, or other communications to be provided pursuant to this Agreement shall be in writing and sent by facsimile, overnight mail or United States first-class mail, postage prepaid, to the other Party at the addresses set forth below, or to such other person or address as either SB Decking, Quaker or Hartford may designate in writing from time to time:

Hartford:

John Kinney

Vice President

Complex Claim Group

The Hartford

Hartford Plaza

690 Asylum Avenue

Hartford, CT 06115

and

Lee H. Ogburn

Kramon & Graham, P.A.

One South Street, Suite 2600

Baltimore, MD 21202

Quaker:

Jeffry Benoliel, Esquire

General Counsel

Quaker Chemical Corp.

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

William P. Skinner, Esquire

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

SB Decking:

Ms. Florence Larcamp

SB Decking

c/o Quaker Chemical Corp.

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

William P. Skinner, Esquire

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

27. Execution In Counterparts. This Agreement may be signed by the Parties and counterparts of the signature pages may be combined to create a document binding on all of the Parties hereto and together shall constitute one and the same instrument.

28. Construction. This Agreement is not a contract of insurance and shall not be interpreted as such. Each of the Parties hereto participated in the drafting of this Agreement after consulting with counsel. Accordingly, the language of this Agreement shall not be presumptively construed either in favor of or against any of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth opposite the respective signatures below.

On Behalf of Hartford Accident & Indemnity Company

By:	/s/ John Kinney
Name:	John Kinney
Title:	Vice President
Date:	12/12/05
Witness:	/s/ Tracy Chartoonrean

On Behalf of Quaker Chemical Corporation

By:	/s/ D. Jeffry Benoliel
Name:	D. Jeffry Benoliel
Title:	Vice President-Corporate Secretary, General Council
Date:	12/12/05
Witness:	/s/ Robert T. Traub

On Behalf of SB Decking, Inc.

By:	/s/ Florence J. Larcamp
Name:	Florence J. Larcamp
Title:	Treasurer
Date:	12/12/05
Witness:	/s/ Robert T. Traub

Privileged & Confidential

Business Proprietary

EXHIBIT 1

Citizens Insurance Company of Missouri

Citizens Insurance Company of New Jersey

English and Scottish Reinsurance Company, Ltd.

Ercos

Excess Insurance Company Limited

Fencourt Reinsurance Company, Ltd.

First State Insurance Company

First State Management Group, Inc.

First State Management Group Insurance Services of Massachusetts, LLC

First State Management Group Insurance Services of Texas, LLC

First State Underwriters Agency of New England Reinsurance Corp.

Hart Re Group, L.L.C.

Hartford Accident and Indemnity Company

Hartford Casualty Insurance Company

Hartford Financial Services, LLC

Hartford Fire Insurance Company

Hartford Fire International (Germany) GMBH

Hartford Fire International, Ltd.

Hartford Insurance Company of Alabama

Hartford Insurance Company of Connecticut

Hartford Insurance Company of Illinois

Hartford Insurance Company of the Midwest

Hartford Insurance Company of the Southeast

Hartford Insurance, Ltd.

Hartford International Management Services Company, L.L.C.

Hartford Lloyds Corp.

Hartford Lloyds Insurance Company

Hartford Management, Ltd.

Hartford Management Services, Ltd.

Hartford of Florida, L.L.C.

Hartford RE Company

Hartford Specialty Company

Hartford Specialty Insurance Services of Texas LLC

Hartford Underwriters Insurance Company

HartRe Company, L.L.C.

Heritage Holdings, Inc.

Heritage Reinsurance Company, Ltd.

Horizon Management Group, L.L.C.

ITT Hartford Insurance Company

ITT New England Management Company, Inc.

Privileged & Confidential

Business Proprietary

London-Canada Insurance Company

London & Edinburgh General Insurance Company, Ltd.

London & Edinburgh Insurance Company, Ltd.

London-Canada Insurance Company

New England Insurance Company

New England Reinsurance Corporation

New Ocean Insurance Co., Ltd.

New York Underwriters Insurance Company

Nutmeg Insurance Company

Omni Indemnity Company

Omni Insurance Company

Omni Insurance Group, Inc.

Pacific Insurance Company, Limited

Property	& Casualty Insurance Company of Hartford

Royal Indemnity Company or other Royal insurance writing companies that issued policies with the following policy number prefixes: “REB”, “REC”, “RED”, “REE”, “REF”, “REH” and “REK”

Sentinel Insurance Company, Ltd.

Specialty Risk Services, Inc.

The Confluence Group, Inc.

The Hartford Fidelity & Bonding Company

The Hartford Financial Services Group, Inc.

The Hartford International Financial Services Group, L.L.C.

The Hartford International Financial Services Group Compania de Seguros e Reaseguros S.A.

Trumbull Associates. L.L.C.

Trumbull Insurance Company

Trumbull Recovery Services, Inc.

Twin City Fire Insurance Company

Zwolsche Algemeene B.V.

Zwolsche Algemeene Beleggingen B.V

Zwolsche Algemeene Beleggingen II B.V.

Zwolsche Algemeene Beleggingen III B.V.

Zwolsche Algemeene Europa B.V.

Zwolsche Algemeene Herverzekering B.V.

Zwolsche Algemeene Hypotheken, N.V.

Zwolsche Algemeene Levens Verzekering N.V.

Zwolsche Algemeene N.V.

Zwolsche Algemeene Schadeverzekering N.V.

Zwolsche Algemeene Verzekering N.V.

Exhibit 2

Writing Company	Policy Number	Effective Dates
Hartford A&I	39 C 845326	4/30/77 – 4/30/78

Hartford A&I	39 C 847123	4/30/78 – 4/30/79

Hartford A&I	39 C 848601	4/30/79 – 4/30/80

Hartford A&I	39 HU 491325	4/30/77 – 4/30/78

*Hartford A&I	39 HU 491426	10/26/79 – 10/26/80

Hartford A&I	14 WZ 203756	4/30/80 – 4/30/81

Hartford A&I	14 WZ 203756	4/30/81 – 4/30/82

*	Alleged coverage to Selby Battersby; Policy issued to Pilot School, Inc.